Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Mega Matrix Corp.

Palo Alto, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2021, relating to the consolidated financial statements of AeroCentury Corp. as of and for the year ended December 31, 2020 (before the effects of the five for one forward stock split) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Francisco, California

September 28, 2022